                                                                     EXHIBIT 3.5

                             CERTIFICATE OF INCREASE

                                       OF

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                              ELOYALTY CORPORATION

                             ----------------------

             (Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware)

      eLoyalty Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with provisions of Section 151(g) thereof, DOES HEREBY
CERTIFY:

      That pursuant to the authority set forth in the Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation has adopted the following resolution increasing the number of authorized shares of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Corporation:

            RESOLVED: That the number of shares of the series of Preferred Stock of the Corporation designated as Series A Junior Participating Preferred Stock, par value $.01 per share, be, and hereby is, increased from 1,000,000 shares to 5,000,000 shares, and that the appropriate officers of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a Certificate of Increase with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series A Junior Participating Preferred Stock, par value $.01 per share, from 1,000,000 to 5,000,000 and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.

      This Certificate of Increase, and the increase effected hereby, shall become effective upon filing.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Kelly D. Conway, its President and Chief Executive Officer, this 19th day of December, 2001.

                                    eLOYALTY CORPORATION


                                    By:         /s/ Kelly D. Conway
                                       -----------------------------------------
                                    Name:  Kelly D. Conway
                                    Title: President and Chief Executive Officer